GNC Holdings, Inc. Reports Third Quarter 2014 Results
Reaffirms 2014 Earnings Outlook

Adjusted 2014 Third Quarter EPS of $0.75
Revenue decreases 2.7% in the Third Quarter
Same Store Sales - on a product only basis - decrease 6.9% in the Third Quarter

PITTSBURGH, October 30, 2014 - GNC Holdings, Inc. (NYSE: GNC) (the “Company”), a leading global specialty retailer of health and wellness products, today reported its financial results for the quarter and year-to-date periods ended September 30, 2014.

In addition to presenting the Company’s financial results in conformity with U.S. generally accepted accounting principles (“GAAP”), the Company is also presenting results on an “adjusted” basis to exclude the impact of certain non-recurring items in the third quarter of 2014. For more information, see the attached reconciliations of non-GAAP financial measures.

Third Quarter Performance

For the third quarter of 2014, the Company reported consolidated revenue of $656.3 million, a decrease of 2.7% as compared with consolidated revenue of $674.5 million for the third quarter of 2013. Revenue decreased in each of the Company’s segments: retail by 1.4%, franchise by 3.1%, and manufacturing/wholesale by 11.4%.

Same store sales as measured on a product only basis decreased 6.9% in domestic company-owned stores (including GNC.com sales) in the third quarter of 2014, as compared with an 8.2% increase in the third quarter of 2013. Including the sales of Gold Cards - which the Company offered to customers for no charge during the Member Pricing launch in May and June 2013 - same store sales decreased 5.8% in domestic company-owned stores (including GNC.com sales) in the third quarter of 2014. In domestic franchise locations, same store sales decreased 4.5% in the third quarter of 2014.

Non-recurring items

The Company’s third quarter 2014 results include non-recurring items. On a pre-tax basis, they include: $7.5 million expense associated with changes among the Company’s executive leadership team (“Management Realignment”); $4.4 million expense associated with the collectability of receivables (“International Franchise Receivable Reserve”), and $4.3 million income associated with reversal of the contingent purchase price liability from the Company’s acquisition of A1 Sports Limited (d/b/a Discount Supplements, “Reversal of Contingent Purchase Price”).

For the third quarter of 2014, the Company reported GAAP net income of $64.3 million. Excluding non-recurring items and the related tax impact, adjusted net income for the third quarter of 2014 was $67.6 million, as compared with net income of $73.0 million for the third quarter of 2013. Adjusted diluted earnings per share were $0.75 for the third quarter of 2014, as compared with $0.76 for the third quarter of 2013.

Mike Archbold, Chief Executive Officer noted, “With our strategic review well underway, we have begun to make progress in key areas. This quarter - despite the 6.9 percent decrease in same-store sales - we achieved incremental gross margin dollars in our retail segment as we began to reduce our dependence on extensive promotions. We will continue to test and learn ways to more effectively engage with our customers for profitable growth.”

Third Quarter Segment Operating Performance

For the third quarter of 2014, retail segment revenue declined 1.4% to $480.7 million, as compared with $487.3 million for the third quarter of 2013. The decrease was due primarily to negative same store sales, and was partially offset by the addition of 151 net new company owned GNC stores since the end of the third quarter of 2013, Discount Supplements which was acquired in October 2013, and nine The Health Store locations in Ireland acquired in April 2014. Operating income decreased by 3.5%, from $92.6 million to $89.4 million, and was 18.6% of segment revenue for the third quarter of 2014, as compared with 19.0% for the third quarter 2013. Operating income was negatively impacted primarily by higher media advertising spend and expense deleverage associated with negative same store sales, partially offset by the Contingent Purchase Price reversal and improved gross margin.

For the third quarter of 2014, franchise segment revenue declined 3.1% to $114.1 million, as compared with $117.8 million for the third quarter of 2013, due to decreased wholesale product sales from international franchise operations. Operating income decreased 3.1%, from $41.6 million to $40.3 million, and was 35.3% of segment revenue for the third quarter of 2014, equal to the third quarter of 2013. Third quarter 2014 operating income includes a $4.4 million International Franchise Receivable Reserve adjustment, and a $4.1 million gain from the conversion of eight company owned stores to franchise stores. Adjusting for these items, the increase in operating income percentage was driven primarily by higher gross margin.

For the third quarter of 2014, manufacturing/wholesale segment revenue, excluding intersegment revenue, declined 11.4% to $61.5 million, as compared with $69.5 million for the third quarter of 2013, due primarily to lower third party contract manufacturing revenue. Operating income decreased 19.4%, from $28.4 million to $22.9 million, and was 37.2% of segment revenue for the third quarter of 2014, as compared with 40.9% for the third quarter of 2013. The decrease in operating income percentage was driven primarily by lower proprietary product sales.

Year-to-Date Performance

For the first nine months of 2014, the Company reported consolidated revenue of $2,006.0 million, a decrease of 0.5% as compared with consolidated revenue of $2,015.2 million for the first nine months of 2013. Revenue increased in the Company’s retail segment by 0.8%. Revenue decreased in the Company’s franchise and manufacturing/wholesale segments, by 2.4% and 6.6% respectively.
For the first nine months of 2014, the Company reported GAAP net income of $204.1 million, as compared with $217.4 million for the first nine months of 2013. Adjusted for non-recurring items, diluted earnings per share were $2.26 for first nine months of 2014, a 1.8% increase over 2013 results.
For the first nine months of 2014, the Company opened 96 net new domestic company-owned stores, 77 net new international franchise locations, 51 net new domestic franchise locations, 43 net new Rite Aid franchise store-within-a-store locations, 12 net new company-owned stores in Canada and acquired nine The Health Store locations in Ireland. The Company now has 8,881 store locations worldwide.
For the first nine months of 2014, the Company generated net cash from operating activities of $238.0 million, incurred capital expenditures of $55.2 million, repurchased $230.3 million in common stock, paid $43.3 million in cash dividends on our common stock, and used $6.4 million for the acquisition of The Health Store. The Company generated $183.4 million in free cash flow (which it defines as cash provided by operating activities less cash used in investing activities excluding acquisitions) and at September 30, 2014, the Company’s cash balance was $148.2 million.

Capital Structure

The Company’s Board of Directors declared a cash dividend of $0.16 per share of its common stock for the fourth quarter of 2014. The dividend will be payable on or about December 26, 2014 to stockholders of record at the close of business on December 12, 2014. The Company currently intends to pay regular quarterly dividends; however, the declaration of such future dividends is subject to the final determination of the Company’s Board of Directors.

At the end of the third quarter of 2014, the Company had $460 million remaining on its previously authorized $500 million share repurchase authorization.

At the end of the third quarter of 2014, diluted shares outstanding were approximately 89.9 million.

Current 2014 Outlook

The Company’s current outlook for 2014 is based on current expectations and includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.

The Company has reaffirmed its outlook for adjusted consolidated earnings per diluted share (“Adjusted EPS”) of approximately $2.85 for the full year 2014. This is unchanged from our previous outlook, and excludes non-recurring items.

Key assumptions underlying the full year 2014 Adjusted EPS outlook are as follows:

•	Consolidated revenue is expected to be approximately flat for the full year 2014, unchanged from our previous outlook. This is based on:

-	A mid-single decrease in domestic company-owned same store sales - including the impact of GNC.com - for the fourth quarter of 2014, unchanged from our previous outlook.

-    Continued regulatory and macro-economic challenges in our international franchise business.

-    Continued pressure in our manufacturing / wholesale segment.

•	Share repurchase activity completed through the third quarter of 2014.

Full year 2014 Adjusted EPS excludes an estimated incremental 3¢ expense in the fourth quarter of 2014 due to lower manufacturing volumes, corresponding with the Company’s plans to begin to align inventory levels with business trends.

About Us
GNC Holdings, Inc., headquartered in Pittsburgh, PA, is a leading global specialty retailer of health and wellness products - including vitamins, minerals, and herbal supplement products, sports nutrition products and diet products - and trades on the New York Stock Exchange under the symbol “GNC.”

The Company has a diversified, multi-channel business model and derives revenue from product sales through company-owned retail stores, domestic and international franchise activities, third party contract manufacturing, e-commerce and corporate partnerships. GNC’s broad and deep product mix, which is focused on premium, value-added nutritional products, is sold under GNC proprietary brands, including Mega Men®, Ultra Mega®, Total LeanTM, Pro Performance® AMP, Beyond Raw®, GNC PuredgeTM, GNC GenetixHD®, Herbal Plus® and under nationally recognized third party brands. As of September 30, 2014, GNC has more than 8,800 locations, of which more than 6,500 retail locations are in the United States (including 1,063 franchise and 2,258 Rite Aid franchise store-within-a-store locations) and franchise operations in more than 50 countries (including distribution centers where retail sales are made).

Conference Call
GNC has scheduled a live webcast to report its third quarter 2014 financial results on October 30, 2014 at 9:00 am Eastern time. The webcast will be available on www.gnc.com via the Investor Relations section under "About GNC". A replay of this webcast will be available through November 28, 2014. You may also listen to the live call by dialing 1-877-232-1784 inside the U.S. and 706-679-4448 outside the U.S.; the conference identification number for all callers is 24022430.

Forward-Looking Statements Involving Known and Unknown Risks and Uncertainties
This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the Company’s financial condition, results of operations and business that is not historical information. Forward-looking statements can be identified by the use of terminology such as “subject to,” ”believes,” ”anticipates,” ”plans,” ”expects,” ”intends,” ”estimates,” ”projects,” ”may,” ”will,” ”should,” ”can,” the negatives thereof, variations thereon and similar expressions, or by discussions regarding our dividend, share repurchase plan, strategy and outlook. While GNC believes there is a reasonable basis for its expectations and beliefs, they are inherently uncertain. The Company may not realize its expectations and its beliefs may not prove correct. Many factors could affect future performance and cause actual results to differ materially from those matters expressed in or implied by forward-looking statements, including but not limited to unfavorable publicity or consumer perception of our products; costs of compliance and our failure to comply with new and existing governmental regulations governing our products, including, but not limited to, proposed dietary supplement legislation and regulations; limitations of or disruptions in our manufacturing system or losses of manufacturing certifications; disruptions in our distribution network; or failure to successfully execute our growth strategy, including any inability to expand our franchise operations or attract new franchisees, any inability to expand our company owned retail operations, any inability to grow our international footprint, any inability to expand our e-commerce businesses, or any inability to successfully integrate businesses that we acquire. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. Actual results could differ materially from those described or implied by such forward-looking statements. For a listing of factors that may materially affect such forward-looking statements, please refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2013.

The Company is authorized to repurchase from time to time shares of its outstanding common stock on the open market or in privately negotiated transactions. The Company may finance any repurchases with cash, potential financing transactions, or a combination of the foregoing. The timing and amount of stock repurchases will depend on a variety of factors, including the market conditions as well as corporate and regulatory considerations. The share repurchase program may be suspended, modified or discontinued at any time and the Company has no obligation to repurchase any amount of its common stock under the program. The Company intends to make all repurchases in compliance with applicable regulatory guidelines and to administer the plan in accordance with applicable laws, including Rule 10b-18 and, as applicable, Rule 10b-5 of the Securities Exchange Act of 1934, as amended.

Management has included non-GAAP financial measures in this press release because it believes they represent an effective supplemental means by which to measure the Company’s operating performance. Management believes that adjusted net income, adjusted diluted earnings per share and free cash flow are useful to investors as they enable the Company and its investors to evaluate and compare the Company’s results from operations in a more meaningful and consistent manner by excluding specific items which are not reflective of ongoing operating results. Adjusted net income, adjusted diluted earnings per share and free cash flow are not measurements of the Company’s financial performance under GAAP and should not be considered as alternatives to net income, operating income, or any other performance measures derived in accordance with GAAP, or as an alternative to GAAP cash flow from operating activities, as a measure of the Company’s profitability or liquidity. For more information, see the attached reconciliations of non-GAAP financial measures.

GNC HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(in thousands, except per share data)

	Three months ended		Nine months ended
	September 30,		September 30,
	.. 2014	. 2013	. 2014	. 2013
	(unaudited)

Revenue	$656,326	$674,501	$2,005,999	$2,015,226
Cost of sales, including cost of warehousing,
distribution and occupancy	408,578	421,311	1,245,953	1,250,191

Gross profit	247,748	253,190	760,046	765,035

Compensation and related benefits	82,331	79,283	245,896	239,932
Advertising and promotion	20,319	16,751	59,408	53,473
Other selling, general and administrative	32,814	31,798	105,615	98,182
Management realignment	7,473	—	7,473	—
International franchise receivable reserve	4,446	163	4,446	363
Reversal of contingent purchase price	(4,313)	—	(4,313)	—
Other (income) expense, net	(4,047)	(779)	(9,510)	(1,080)
Operating income	108,725	125,974	351,031	374,165

Interest expense, net	11,781	11,237	34,987	33,353

Income before income taxes	96,944	114,737	316,044	340,812

Income tax expense	32,630	41,704	111,940	123,448

Net income	$64,314	$73,033	$204,104	$217,364

Income per share - Basic and Diluted:

Earnings per share:
Basic	$0.72	$0.77	$2.24	$2.24
Diluted	$0.71	$0.76	$2.23	$2.22

Weighted average common shares outstanding:
Basic	89,814	95,183	91,056	97,189
Diluted	90,233	96,078	91,635	98,096

Note: The presentation of certain immaterial amounts in our consolidated financial statements of prior periods have been revised to conform to the current periods presented.

GNC HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(in thousands, except per share data)

	Three months ended		Nine months ended
	September 30,		September 30,
	2014	2013	2014	2013
	(unaudited)

Net income	$64,314	$73,033	$204,104	$217,364
Management realignment	7,473	—	7,473	—
International franchise receivable reserve	4,446	—	4,446	—
Reversal of contingent purchase price	(4,313)	—	(4,313)	—
Tax effect	(4,314)	—	(4,314)	—
Adjusted net income	$67,606	$73,033	$207,396	$217,364

Adjusted earnings per share:
Basic	$0.75	$0.77	$2.28	$2.24
Diluted	$0.75	$0.76	$2.26	$2.22

Weighted average common shares outstanding:
Basic	89,814	95,183	91,056	97,189
Diluted	90,233	96,078	91,635	98,096

GNC HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in thousands)
	September 30,	December 31,
	. 2014	. 2013
	(unaudited)
Current assets:
Cash and cash equivalents	$148,243	$226,217
Receivables, net	139,719	144,833
Inventories	592,793	547,916
Prepaids and other current assets	37,909	47,081
Total current assets	918,664	966,047

Long-term assets:
Goodwill, brands and other intangibles, net	1,529,487	1,529,120
Property, plant and equipment, net	230,817	206,754
Other long-term assets	42,015	38,426
Total long-term assets	1,802,319	1,774,300

Total assets	$2,720,983	$2,740,347

Current liabilities:
Accounts payable	$147,805	$135,164
Current portion, long-term debt	4,793	5,443
Deferred revenue and other current liabilities	113,078	106,459
Total current liabilities	265,676	247,066

Long-term liabilities:
Long-term debt	1,338,605	1,341,656
Other long-term liabilities	345,957	336,046
Total long-term liabilities	1,684,562	1,677,702

Total liabilities	1,950,238	1,924,768

Total stockholders' equity	770,745	815,579

Total liabilities and stockholders' equity	$2,720,983	$2,740,347

GNC HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(in thousands)
	Nine months ended
	September 30,
	. 2014	. 2013
	(unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$204,104	$217,364
Adjustments to reconcile net income to net cash provided
by operating activities:
Depreciation and amortization expense	41,418	37,922
Amortization of debt costs	1,343	1,887
Decrease (increase) in receivables	5,734	(23,205)
Increase in inventory	(62,513)	(66,304)
Increase in accounts payable	8,863	36,091
Other operating activities	39,065	12,394
Net cash provided by operating activities	238,014	216,149

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(55,236)	(33,631)
Cash paid for acquisitions, net of cash acquired	(6,402)	—
Other investing activities	631	(633)
Net cash used in investing activities	(61,007)	(34,264)

CASH FLOWS FROM FINANCING ACTIVITIES:
Dividends paid and declared to shareholders	(43,287)	(43,309)
Payments on long-term debt	(4,242)	(2,850)
Repurchase of treasury stock	(230,346)	(238,406)
Proceeds and tax benefit from exercise of stock options	22,690	21,244
Net cash used in financing activities	(255,185)	(263,321)

Effect of exchange rate on cash and cash equivalents	204	573
Net decrease in cash and cash equivalents	(77,974)	(80,863)
Beginning balance, cash and cash equivalents	226,217	158,541
Ending balance, cash and cash equivalents	$148,243	$77,678

Segment Financial Data and Store Counts (unaudited)

Retail Segment - Company-owned stores in the U.S., Canada, and Ireland; e-commerce, both domestic and international

	Three months ended		Nine months ended
	September 30,		September 30,
$ in thousands	. 2014	. 2013	. 2014	. 2013
	(unaudited)
Revenue	$480,691	$487,271	$1,495,197	$1,483,228
Comp store sales - domestic, including GNC.com	-5.8%	6.7%	-2.7%	4.2%
Operating Income (a)	$89,370	$92,580	$277,916	$291,507
% Revenue	18.6%	19.0%	18.6%	19.7%

(a) Includes $4.3 million of income related to the Reversal of Contingent Purchase Price for the three and nine months ended September 30, 2014.

Franchise Segment - Franchise-operated domestic and international locations

	Three months ended		Nine months ended
	September 30,		September 30,
$ in thousands	. 2014	. 2013	. 2014	. 2013
	(unaudited)
Domestic	$71,672	$66,808	$203,937	$198,857
International	42,434	50,972	123,826	137,128

Total revenue	$114,106	$117,780	$327,763	$335,985
Operating income (b)	$40,316	$41,616	$121,639	$116,694
% Revenue	35.3%	35.3%	37.1%	34.7%

(b) Includes $4.4M of expense related to the International Franchise Receivable Reserve adjustment for the three and nine months ended September 30, 2014.

Manufacturing/Wholesale Segment - Third-party contract manufacturing; wholesale and consignment sales principally with Rite Aid, PetSmart, Sam’s Club and www.drugstore.com

	Three months ended		Nine months ended
	September 30,		September 30,
$ in thousands	. 2014	. 2013	. 2014	. 2013
	(unaudited)
Revenue	$61,529	$69,450	$183,039	$196,013
Operating income	$22,917	$28,436	$69,359	$76,869
% Revenue	37.2%	40.9%	37.9%	39.2%

Consolidated unallocated costs (c)

	Three months ended		Nine months ended
	September 30,		September 30,
$ in thousands	. 2014	. 2013	. 2014	. 2013

Warehousing and distribution costs	$(17,277)	$(17,513)	$(50,258)	$(50,737)
Corporate costs	$(19,128)	$(19,145)	$(60,152)	$(60,168)
Management realignment	$(7,473)	$—	$(7,473)	$—

(c) Part of consolidated operating income.

Consolidated Store Count Activity

	Nine Months Ended September 30, 2014
	Company-	Franchised stores
	owned (b)	Domestic	International	Rite Aid	Total
Beginning of period balance	3,342	1,012	2,024	2,215	8,593
Store openings (a)	162	79	140	48	429
Store closings	(45)	(28)	(63)	(5)	(141)
End of period balance	3,459	1,063	2,101	2,258	8,881

	Nine Months Ended September 30, 2013
	Company-	Franchised stores
	owned (b)	Domestic	International	Rite Aid	Total
Beginning of period balance	3,188	949	1,830	2,181	8,148
Store openings (a)	131	52	213	30	426
Store closings	(20)	(17)	(88)	(5)	(130)
End of period balance	3,299	984	1,955	2,206	8,444

(a) openings include new stores, corporate/franchise conversion activity, and other acquisitions
(b) including Canada and The Health Store

Contacts:

Investors:    Dennis Magulick, Vice President - Treasury & Investor Relations
(412) 288-4632

SOURCE:     GNC Holdings, Inc.
Web site:     http://www.gnc.com/